SALTON REPORTS THIRD QUARTER RESULTS; COMPANY IMPROVES
BALANCE SHEET THROUGH $34 MILLION REDUCTION IN NET DEBT
IN THE THIRD QUARTER AND $134 MILLION YEAR TO DATE


LAKE FOREST, IL, May 11 - Salton, Inc. (NYSE: SFP) announced today fiscal results for its third quarter ended April 1, 2006. The Company reported net sales of $127.7 million for its fiscal 2006 third quarter compared to net sales of $153.2 million for the fiscal 2005 third quarter. Net sales decreased domestically by $23.0 million. This decrease includes $5.7 million of tabletop product sales, as a result of the sale of the tabletop business in September, 2005 and approximately $2 million of discontinued personal care product lines. The remaining $15.3 million decrease resulted primarily from post-holiday overstocks at retailers, volume and mix shifts as a result of price increases and planned reductions from other discontinued product lines. Despite weak consumer demand in the United Kingdom, foreign sales increased by $1.2 million, which was offset by $3.7 million in unfavorable foreign currency fluctuations.

The Company's pre-tax loss from continuing operations improved by $13.1 million in the third quarter of fiscal 2006 compared to the same period last year. Salton reported a net loss of $19.1 million, or $1.40 per share in the quarter, compared to a net loss of $22.5 million, or $1.98 million per share for the same period in fiscal 2005.

The Company's worldwide gross profit, as a percentage of net sales, was 20.3% for the third quarter of fiscal 2006, compared to 20.5% for the year earlier period. While core domestic margins were stable, the sale of discontinued products at reduced prices as part of the Company's plan to eliminate certain business lines and rationalize SKU's, had an unfavorable impact. Foreign gross margin percentages declined slightly due to weak market conditions in the United Kingdom. In addition, Salton's business and its margins continue to be affected by the high cost of steel, copper, corrugated and oil-based raw materials. Despite these challenges, the Company has continued to drive reductions in distribution and SG&A expenses. Distribution and SG&A declined nearly $17 million in the third quarter of fiscal 2006 compared to the third quarter of fiscal 2005, primarily from the Company's continued domestic cost improvements, an effort to align expenditures in Europe with reduced demand in a weak market and foreign currency fluctuations. Interest expense declined in the quarter by $4.5 million versus the same period last year.

For the nine months ended April 1, 2006, Salton reported net sales of $506.5 million, compared to $630.5 million for the first nine months of fiscal 2005. Net sales decreased domestically by $94.5 million. This decrease includes $11.8 million of tabletop product sales as a result of the sale of the tabletop business in September, 2005 and approximately $5.3 million of discontinued personal care lines. The remaining $77.4 million decrease resulted primarily from delays in production from suppliers and cautious customer ordering patterns that impacted volume in the first quarter as well as in the first half of the second quarter followed by some overstocks at retailers in the third quarter and continued planned reductions of discontinued product lines. Foreign sales declined by $29.6 million and were impacted by weak consumer demand in the housewares sector in the United Kingdom and $8.8 million of unfavorable foreign currency fluctuations.

The Company's nine month pre-tax net loss from continuing operations improved by $21.6 million in fiscal 2006 compared to fiscal 2005. For the nine months ended April 1, 2006, Salton reported a net loss of $17.2 million, or $1.31 per share, which included a $28.1 million non-cash charge, or $2.14 per share, for recording a valuation allowance on a portion of its deferred tax assets in the second quarter, compared to a net loss of $23.0 million, or $2.02 per share, for the same nine months in fiscal 2005. The Fiscal 2006 net loss was reduced primarily as a result of $27.8 million in gains associated with the sale of the Company's 52.6% ownership interest in AMAP and $21.7 million from the early retirement of debt associated with the Company's Exchange Offer. These gains in net income were partially offset by the $28.1 million valuation allowance recorded on a portion of the deferred tax assets.

The Company had approximately $294.9 million in indebtedness, net of $36.4 million of cash and accrued interest on senior secured notes at the end of the fiscal 2006 third quarter, compared to $429.3 million as of July 2, 2005, net of $14.9 million of cash. As of December 31, 2005 the Company had approximately $328.9 million net of $60.9 million of cash and accrued interest on senior secured notes.

"During the third quarter, we continued to pursue our plans to improve the business and to make our operations more competitive for the future," said William Rue, President and Chief Operating Officer. "Our cost reduction programs have lowered domestic annual operating expenses by more than $65 million since inception at the beginning of fiscal year 2005. These declines in distribution and selling, general and administrative expenses helped to offset weaker sales, which were partially due to our decision to reduce inventories and exit certain product lines in an effort to focus on our core business. We continue to face rising material costs in our products and, as a result, continuing margin pressure. We have implemented price increases in many of our products and we are cautiously optimistic these increases will be accepted by our customers. In the interim however, this has affected volume until old lower cost inventory has worked through retail channels. With a lower cost structure, reduced inventories and an improved balance sheet, Salton continues to focus and respond to the many challenges it faces in our effort to return our business back to profitability."

Business Outlook:

"While we continued to face market and pricing challenges during the third quarter, I am excited by the Company's prospects, our focus remains to move our product mix to products that we can sell profitably at good margins. Although we can not control the rising costs of commodities, we will continue to drive efficiencies throughout our operations, while maintaining the reputation for innovation that has characterized Salton for nearly two decades." said Salton CEO Leon Dreimann. "Customer response at the Housewares Show was excellent, and the interest in many of the new products we introduced is beginning to result in orders. Many of the 130 products we launched at the event will be on retailers shelves for the Holiday Season. In addition, we recently entered into an agreement with Omachron Science Inc. and Cropley Holdings Ltd. through which we acquired exclusive rights to proprietary technology enabling Salton to manufacture and market a line of indoor and / or outdoor portable grills which utilize a hydrogen flame in combination with electric heat to provide a new dimension to barbequing. The grills plug into a regular household outlet and utilize water and a novel electrolysis process to make a small but intense clean-burning hydrogen flame inexpensively and safely. The result is a great-tasting barbeque experience without the harmful emissions associated with charcoal or propane, thus making it ideal for use indoors, such as in apartments and condominiums, as well as homes. The response from selected retailers who witnessed the product's performance at the Housewares Show was overwhelming. Two Foreman grills using this revolutionary technology are targeted to be released in early 2007."

The Company will hold a conference call at 9 a.m. ET on Friday, May 12th. Mr. Dreimann, Chief Executive Officer, Mr. Rue, President and Chief Operating Officer and William Lutz, Chief Financial Officer will host the call. Interested participants should call (800) 968-9265 when calling from the United States or
(706) 679-3061 when calling internationally. Please reference Conference I.D. Number 9184360. There will be a playback available until midnight, June 11, 2006. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code 9184360 for the replay.

This call is also being webcast and can be accessed at Salton's web site at www.saltoninc.com until June 11, 2006. The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives."

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.

                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                    UNAUDITED




ASSETS                                                                                       4/1/06                7/2/05
CURRENT ASSETS:
   Cash                                                                                   $  10,908             $  14,857
   Compensating balances on deposit                                                          39,265                34,355
   Restricted cash                                                                            1,408                    --
   Accounts receivable, less allowance:                                                     121,044               140,179
     2006 - $8,885; 2005 - $7,695
   Inventories                                                                              154,748               195,065
   Assets held for sale                                                                          --                   998
   Prepaid expenses and other current assets                                                 16,070                16,048
   Prepaid income taxes                                                                       1,344                    --
   Deferred income taxes                                                                      6,043                 5,524
   Current assets of discontinued operations                                                     --               101,927
                                                                                          -------------------------------
       TOTAL CURRENT ASSETS                                                                 350,831               508,953

 Net Property, Plant and Equipment                                                           42,029                50,227

Tradenames                                                                                  179,169               180,041
Non-current deferred tax asset                                                                2,488                49,275
Other assets                                                                                 14,189                11,555
Non-current assets of discontinued operations                                                    --                 7,737
                                                                                          -------------------------------
TOTAL ASSETS                                                                              $ 588,706             $ 807,788
                                                                                          ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt, including an adjustment of
     $10,971 and $0 for accrued interest on the
     senior secured notes, respectively                                                   $  30,215             $  70,730
   Senior subordinated notes due 2005 - Current                                                  --                45,990
   Accounts payable                                                                          85,008                86,254
   Accrued expenses                                                                          28,436                34,802
   Accrued interest                                                                           6,246                13,589
                                                                                                  0                     0
   Income Taxes Payable                                                                       1,695                 4,375
   Current liabilities of discontinued operations                                                --                47,331
                                                                                          -------------------------------
       TOTAL CURRENT LIABILITIES                                                            151,600               303,071

Non-current deferred income taxes                                                            11,155                 3,334
Senior subordinated notes due 2005                                                               --                79,010
Senior subordinated notes due 2008, including an adjustment
   of $2,079 and $7,082 to the carrying value related to
   interest rate swap agreements, respectively                                               61,756               156,387
Senior secured notes, including an adjustment of $13,136 and $0                             116,407                    --
   to the carrying value for accrued interest, respectively

Series C preferred stock                                                                      8,646                    --
Term loan and other notes payable                                                           117,245               100,050
Other long term liabilities                                                                  19,530                20,283
Non-current liabilities of discontinued operations
                                                                                                 --                 1,462
                                                                                          -------------------------------
       TOTAL LIABILITIES                                                                    486,340               663,597
Minority interest in discontinued operations                                                     --                24,263
Convertible preferred stock, $.01 par value; authorized,
  2,000,000 shares; 40,000 shares issued
                                                                                             40,000                40,000
STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2006-13,694,140 shares, 2005-11,376,292 shares                                             172                   148
   Treasury stock - at cost                                                                 (65,793)              (65,793)
   Capital Contribution                                                                           0                     0
   Additional paid-in capital                                                                62,835                55,441
   Accumulated other comprehensive income                                                     3,746                11,513
   Retained Earnings                                                                         61,406                78,619
                                                                                          -------------------------------
       TOTAL STOCKHOLDERS' EQUITY                                                            62,366                79,928
                                                                                          -------------------------------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY                                                $ 588,706             $ 807,788
                                                                                          ===============================

                                   SALTON, INC
                         CONSOLIDATED INCOME STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                    UNAUDITED


                                                                           13 WEEKS ENDED                   39 WEEKS ENDED

                                                                 APR 1, 2006        APR 2, 2005      APR 1, 2006        APR 2, 2005
                                                                 ------------------------------------------------------------------
NET SALES                                                        $    127,657      $    153,159     $    506,461       $    630,541
Cost of Sales                                                          91,434           108,435          353,123            424,802
Total Distribution Expense                                             10,374            13,331           33,589             42,840
                                                                 ------------------------------------------------------------------
GROSS PROFIT                                                           25,849            31,393          119,749            162,899
Total Selling, General & Administrative                                37,022            50,982          131,012            163,217
Restructuring Costs                                                        80               287              237              1,077
                                                                 ------------------------------------------------------------------
OPERATING (LOSS)                                                      (11,253)          (19,876)         (11,500)            (1,395)
Interest Expense                                                        8,351            12,855           28,596             38,605
Gain-Early settlement of debt                                               0                 0          (21,720)                 0
                                                                 ------------------------------------------------------------------
(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                 (19,604)          (32,731)         (18,376)           (40,000)
Income Taxes                                                             (540)           (9,314)          28,388            (11,828)
                                                                 ------------------------------------------------------------------
NET (LOSS) FROM CONTINUING OPERATIONS                                 (19,064)          (23,417)         (46,764)           (28,172)
Income from Discontinued Operations, net of Tax                             0               888            1,735              5,212
Gain on Sale of Discontinued Operations, net of Tax                         0                -            27,816                 -
                                                                 ------------------------------------------------------------------
NET (LOSS)                                                       $    (19,064)     $    (22,529)    $    (17,213)      $    (22,960)
                                                                 ==================================================================

WEIGHTED AVG COMMON SHARES OUTSTANDING                             13,616,903        11,376,297       13,118,437         11,373,127
WEIGHTED AVG COMMON & COMMON EQUIV SHARE                           13,616,903        11,376,297       13,118,437         11,373,127

NET (LOSS) PER COMMON SHARE: BASIC
   (LOSS) FROM CONTINUING OPERATIONS                              $     (1.40)     $      (2.06)    $      (3.56)      $      (2.48)
   Income from discontinued operations, net of tax                         -               0.08             0.13               0.46
   Gain on sale of discontinued operations                                 -                 -              2.12                 -
                                                                 ------------------------------------------------------------------
NET (LOSS) PER COMMON SHARE: BASIC                               $      (1.40)     $      (1.98)    $      (1.31)      $      (2.02)
                                                                 ==================================================================

Net (Loss) per common share: Diluted
   (Loss) from continuing operations                             $      (1.40)     $      (2.06)    $      (3.56)      $      (2.48)
   Income from discontinued operations, net of tax               $         -       $       0.08     $       0.13       $       0.46
   Gain on sale of discontinued operations                       $         -       $         -      $       2.12       $        -
                                                                 ------------------------------------------------------------------
NET (LOSS) PER COMMON SHARE: DILUTED                             $      (1.40)     $      (1.98)    $      (1.31)      $      (2.02)
                                                                 ==================================================================



FOR FURTHER INFORMATION

CEOcast, Inc. for Salton, Inc., Gary Nash, 212-732-4300